Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2010, in Amendment No. 1 to the Registration Statement (Form S-1 No 333-167617) and related Prospectus of Research Pharmaceutical Services, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 1, 2010